UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2005

TRAVIS BOATS & MOTORS, INC.
(Exact name of registrant as specified in its charter)

TEXAS	000-20757	74-2024798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12116 Jekel Circle, Suite 102, Austin, Texas	78727
(Address of principal executive offices)	(Zip Code)

(512) 347-8787
(Registrant’s telephone number, including area)

Item 5.01 Changes in Control of Registrant.

On March 10, 2005 (the “Effective Time”) Travis Boats & Motors, Inc. (“Travis”) was acquired by Tracker Marine, L.L.C. (“Tracker Marine”). Pursuant to the Agreement and Plan of Merger dated November 10, 2004, as amended (the “Merger Agreement”), TMRC, L.L.P (“Tracker”), a subsidiary of Tracker Marine, merged into Travis, which resulted in Travis becoming a wholly-owned subsidiary of Tracker Marine (the “Merger”).

The Merger Agreement was approved by the affirmative vote of a majority of the outstanding common stock and the Series A preferred stock of Travis at a Special Meeting of the shareholders held on March 9, 2005. The Merger Agreement also received the affirmative vote of a majority of the disinterested common shareholders of Travis. Pursuant to the Merger Agreement, each outstanding share of Travis common stock (other than those shares of Travis common stock held by dissenting shareholders of Travis), as of the Effective Time, was deemed cancelled and converted into the right to receive cash in an amount equal to $0.40, without interest. Tracker Marine funded the Merger consideration from its cash on hand.

Item 8.01. Other Events.

Holders of certificates formerly representing shares of Travis common stock will be receiving instructions from Computershare Trust Company of New York, the paying agent for the Merger, regarding the requirements for the payment of the $0.40 per share merger consideration. Any questions concerning the exchange procedure should be directed to: Computershare Trust Company of New York, Wall Street Plaza, 88 Pine Street, 19th Floor, New York, New York 10005, Direct Line (212) 701-7600.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVIS BOATS & MOTORS, INC. (Registrant)

Date: March 10, 2005	/s/ Steve W. Smith
Steve W. Smith, Vice President of Finance